UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant's telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

     On June 21, 2007, Nitches, Inc., a California corporation ("we", "us" or "our") entered into a Securities Purchase Agreement (the "Purchase Agreement") with Birchten Investments, Ltd., an unaffiliated institutional investor ("Birchten"), and Granite Financial Group, an unaffiliated investment bank (“Granite”), for the sale of 12.0% Subordinated Convertible Debentures (the "Debentures") and Common Stock Purchase Warrants (the "Warrants"). We issued an aggregate of $3.15 million principal amount of Debentures and 577,500 Warrants in the transaction, in exchange for net proceeds of $2.95 million, after deduction of fees and expenses.

     Interest on the Debentures accrues at the rate of 12% per annum and is payable quarterly on February 28, May 31, August 31, and November 30, commencing on August 31, 2007. The Debentures are due December 31, 2009. We have the right to redeem the Debentures, or any part thereof, before the maturity date for cash upon notice to the holder upon payment of 110% of the amount outstanding on the Debentures being redeemed.

     The holders of the Debentures have the right to convert at any time, at their election, at a conversion price of $4.12 per share, subject to adjustment as provided in the Debentures including full-ratchet anti-dilution protection (the "Conversion Price").

     We have the right to force conversion of the Debentures at our election at the lower of (i) the Conversion Price or (ii) a 15% discount to the variable weighted average price or VWAP (as defined in the Debentures) for our Common Stock for the 10 Trading Days following the notice date. Our ability to force conversion is subject to (i) the requirement the holders' resale of the underlying shares has been registered on an effective registration statement and (ii) certain limitations on the amount that can be converted at any one time based on our stock price at the time of the conversion, as set forth in the Debentures

     Under the terms of the Debentures no conversion can be made, by the holder or by us, if the conversion would result in any one of the holders (together with their affiliates) owning in excess of 9.9% of the number of shares of our Common Stock. This restriction on conversion can be waived by the holder on not less than 61 days’ prior written notice to us.

     The Debentures impose certain covenants on us, including restrictions against incurring additional indebtedness (other than Permitted Indebtedness as defined in the Debenture) that ranks in pari passu or senior to the Debentures and creating any liens on the Company’s property (other than Permitted Liens as defined in the Debentures). The Debentures define certain Events of Default, including without limitation failure to make a payment obligation, failure to observe any financial covenants of the Debentures or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, or delisting of our Common Stock.

On the occurrence of an Event of Default, the holders of the Debentures have the right to accelerate all amounts outstanding under the Debentures to be paid within 30 days or demand that we cure the default within 30 days. If we default, interest accrues at a rate of 1.5% interest per month from the day of the Event of Default through the day of cure or payment.

     We issued Warrants for 577,500 shares of Common Stock in connection with the transaction. The Warrants are five (5) year warrants to purchase our Common Stock at a price of $4.xx per share, subject to adjustment, including full-ratchet anti-dilution protection.

     We also entered into a Registration Rights Agreement dated as of June [ ], 2007, with Birchten and Granite, pursuant to which we agreed to file a registration statement covering the resale of the shares of Common Stock that may be issued to investors upon the conversion of the Debentures and the exercise of the Warrants. We agreed to maintain the effectiveness of that registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying Common Stock without volume restrictions under Rule 144. If we fail to file the registration statement on a timely basis, if it is not declared effective by the SEC within a maximum of 120 days after the date of the Debentures, or if we fail to maintain the effectiveness of the registration statement, then in addition to any other rights the holders of the Debentures may have, we are required to pay to the investors in cash liquidated damages. The amount of liquidated damages is equal to 1.0% of the principal amount outstanding for any 30 day period, or pro rata portion thereof, that such a failure continues during the first year the Debenture is outstanding and 0.5 % of the principal amount outstanding for any 30 day period, or pro rata portion thereof, that such a failure continues during the second year the Debenture is outstanding.

     Granite acted as a financial advisor to us in connection with the transaction in exchange for a fee equal to 5% of the amount raised, which amounted to $150,000 on the $3 million investment by Birchten. Granite agreed to take its fees in kind and received a $150,000 Debenture and 27,500 Warrants in exchange for its services.

     The Debentures and Warrants were issued to Birchten and Granite in a private placement transaction in accordance with Rule 506 under Regulation D of the Securities Act of 1933.

     The description of the transaction contained herein is qualified in its entirety by reference to the Purchase Agreement, the Registration Rights Agreement, the form of Debenture and the form of Warrant, each of which are filed as an Exhibit to this report and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS

NO.	DESCRIPTION

4.1	Securities Purchase Agreement by and among the Company and the Holders, dated as of June 21, 2007.

4.2	Form of 12.0% Subordinated Convertible Debenture.

4.3	Form of Common Stock Purchase Warrant.

4.4	Registration Rights Agreement by and among the Company and the Holders, dated as of June 21, 2007.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.
Registrant

June 21, 2007	By:	/s/ Steven P. Wyandt
Steven P. Wyandt
As Principal Financial Officer
and on behalf of Registrant